Exhibit 10.1

MERCANTILE BANKSHARES CORPORATION
ANNUAL CASH INCENTIVE PLAN

1.             Purpose. The purpose of the Mercantile Bankshares Corporation (the “Corporation”) Annual Cash Incentive Plan (the “Incentive Plan” or “Plan”) is to provide senior management of the Corporation and its Affiliates annual cash awards that recognize and reward the achievement of performance goals. “Affiliates” are those corporations or other forms of business entities, more than 50% of the voting interest of which is owned or controlled, directly or indirectly, from time to time, by the Corporation.

2.             Effective Date of Plan. The Incentive Plan shall be effective as of January 1, 2006, but any payments under the Incentive Plan to individuals a portion of whose compensation would be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the related regulations (“Section 162(m) Participants”) shall be contingent on the Incentive Plan’s approval by the Corporation’s shareholders.

3.             Plan Administrator. The Corporation’s Compensation Committee shall administer the Incentive Plan. The Compensation Committee consists of members appointed by the Board of Directors of the Corporation (the “Board”) from time to time. Each member of the Compensation Committee shall be an “outside director” within the meaning of Section 162(m). The Compensation Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend, or waive rules and regulations and appoint agents it deems necessary or advisable for the Plan’s proper administration, (b) construe, interpret, and administer the Plan and any instrument or agreement relating to the Plan, and (c) take all other determinations and take all other actions necessary or advisable for the Plan’s administration. Unless the Incentive Plan expressly provides otherwise, each determination the Compensation Committee makes and each action it takes pursuant to the Plan or any instrument or agreement relating to the Plan shall be within the Compensation Committee’s sole discretion and shall be final, binding, and conclusive for all purposes on all persons, including participants in the Plan, their legal representatives, and beneficiaries and employees of the Corporation and its Affiliates. The Committee may, at the expense of the Corporation, retain counsel to advise it. No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the Plan or any award made under the Plan.

4.             Participants. Individuals eligible to be participants in the Plan, and to receive awards under the Plan, shall be those key executive employees of the Corporation and its Affiliates as the Compensation Committee, in its sole discretion, shall select.

5.             Awards.

5.1           Non-Section 162(m) Participants. For each calendar year (a “Plan Year”), at such times as the Compensation Committee determines, it shall establish the basis and terms of participation of participants who are not Section 162(m) Participants. In doing so, the Compensation Committee may establish one or more quantitative or qualitative performance or other goals or criteria as the basis for awarding such participants bonuses under the Incentive Plan.

5.2           Section 162(m) Participants. For Section 162(m) Participants, within 90 days after the commencement of each Plan Year, the Compensation Committee shall designate:

(a)           The officers who will be deemed Section 162(m) Participants for that Plan Year;

(b)           The Financial Criteria that will apply to awards to Section 162(m) Participants for the Plan Year; and

(c)           The Performance Goals the Corporation must meet with respect to the Financial Criteria designated for Section 162(m) Participants to earn awards for the Plan Year and a payout matrix or formula for those Performance Goals.

After the 90th day of a Plan Year, the Compensation Committee may designate newly-hired officers as participants in the Plan for that Plan Year. The Performance Goals for those additional Section 162(m) Participants will be established before 25% of the days remaining in that partial Plan Year have expired.

5.3           Sale of the Corporation. The targeted Performance Goals for a Plan Year shall be deemed to have been met at a 100% level of base salary for Class I participants and a 60% level of base salary for Class II participants, and the Plan Year ended upon a Sale of the Corporation. For purposes of the Plan, “Sale of the Corporation” means:

(a)          The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding for this purpose, the Corporation or its Affiliates, and excluding any acquisition of securities by any employee benefit plan of Corporation or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock or Corporation or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors (such common stock or then outstanding voting securities being referred to herein as “Voting Securities”), calculated on the date of the transaction causing the foregoing fifty percent (50%) test to be met, without regard to any limitation upon the voting rights of any acquiring person under Maryland statutes and without regard to the potential exercisability of rights, not exercised on such date, pursuant to any Stockholder Protection Rights Agreement of the Corporation then in effect; or

(b)         Consummation of (A) a reorganization, merger, consolidation or statutory share exchange, in each case, with respect to which persons who are the holders of the outstanding Voting Securities of the Corporation immediately prior to such reorganization, merger, consolidation or statutory share exchange do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger, consolidation or statutory share exchange, or (B) a liquidation or dissolution of the Corporation  or the sale of all or substantially all of the assets of the Corporation to an entity other than an Affiliate.

5.4           Group Classifications. The Committee shall designate participants in the Plan as being in Class I or Class II, with such designation made within 90 days of the commencement of each Plan Year for officers who are deemed Section 162(m) Participants for that Plan Year or, if applicable, in the case of a newly hired Section 162(m) Participant, before 25% of the days remaining in that partial Plan Year including the hire date have expired.

Class I Participants shall be eligible for an award under the Plan for a Plan Year of up to 100% of base salary for meeting targeted Performance Goals and up to 150% of base salary for exceeding targeted Performance Goals in a truly outstanding and unusual manner, all as determined by the Committee and set forth in the matrix and formula for the Performance Goals which, in the case of Section 162(m) Participants, are with respect to the Financial Criteria for the Plan Year. Class II Participants shall be eligible for an award under the Plan for a Plan Year of up to 60% of base salary for meeting targeted Performance Goals and up to 100% of base salary for exceeding targeted Performance Goals in a truly outstanding and unusual manner, all as determined by the Committee and set forth in the matrix and formula for the Performance Goals which, in the case of Section 162(m) Participants, are with respect to the Financial Criteria for the Plan Year. In each case base salary shall be that which is in effect as of the date the respective Performance Goals and, if applicable, Financial Criteria, are determined by the Compensation Committee for the respective participant for the respective Plan Year.

5.5           The maximum award payable for a Plan Year under the Plan to a Section 162(m) Participant shall be Five Million Dollars ($5,000,000).

6.             Financial Criteria. For each Plan Year, the Compensation Committee shall designate one or more financial criteria (the “Financial Criteria”) set forth in this Section 6 for use in determining awards for Section 162(m) Participants for that Plan Year. Financial Criteria shall consist of one or more of the following financial measures:  operating income, net income, growth in operating income or net income, earnings per share, growth in earnings per share, cash flow measures, credit quality measures, efficiency measures, interest margin measures, expenses, return on equity, return on assets, stockholder returns, stock price, and achievement of balance sheet or income statement objectives. Any of the Financial Criteria may be Corporation-wide or on a departmental, divisional, or regional basis. In addition, any of the Financial Criteria may be measured in absolute terms, by references to internal performance targets, or as compared to another company or companies, and may be measured by the change in that performance target compared to a previous period. The Compensation Committee retains the discretion to determine whether an award will be paid under any one or more of the Financial Criteria.

7.             Performance Goals. Within 90 days of the beginning of each Plan Year, the Compensation Committee shall establish specific, objective performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time they are established, for the Financial Criteria the Compensation Committee designates for that Plan Year against which actual performance is to be measured to determine the amount of Awards to Section 162(m) Participants. Performance Goals the Compensation Committee establishes may be described by means of a matrix or formula providing for goals resulting in the payment of awards under the Plan. As to participants not subject to Code Section 162(m) for the Plan Year, the Performance Goals shall be established at such time during the Plan Year as determined by the Compensation Committee and may be based on the Financial Criteria or such other qualitative or quantitative criteria as the Compensation Committee determines appropriate in its sole discretion.

8.             Determination and Payment of Awards. As soon as practicable after the end of a Plan Year, the Compensation Committee will determine the amount of the award each participant has earned. For Section 162(m) Participants, that determination will be made based on application of the Performance Goals to the Financial Criteria in Section 6 designated by the Compensation Committee for the Plan Year. However, the Compensation Committee may, in its sole and absolute discretion, reduce the amount that would otherwise be payable for a Plan Year under the Incentive Plan, except for a Plan Year that ends on the Sale of the Corporation. Payments will be made in cash promptly after the Compensation Committee determines the amount of the awards and no later than March 15th following the end of the Plan Year for which paid, unless deferred under another plan of the Corporation which complies with Code Section 409A. The Compensation Committee’s determination with respect to Section 162(m) Participants must include its certification in writing that the Performance Goals with respect to the Financial Criteria and any other terms of the award were satisfied. Minutes of the Compensation Committee’s meeting or any action by written consent shall satisfy the written certification requirement.

A Participant for any Plan Year shall be eligible to receive an award under the Plan for that year. However, the Committee may, in its sole discretion, deny any such award or authorize payment of part thereof to any Participant for any Plan Year who is not a full time employee on the last day of a Plan Year or whose employment terminates for any reason during that Plan Year, or who is granted a leave of absence during that Plan Year.

9.             Taxes. The Corporation and any Affiliate shall be entitled to withhold the amount of any withholding or other tax required by law to be withheld from the payment of an award.

10.          Termination, Suspension, or Modification of the Plan. The Board may at any time, with or without notice, terminate, suspend, or modify the Incentive Plan in whole or in part; provided that no such action may be taken that will materially adversely affect the awards for a Plan Year that began prior to such action without the consent of the participants for such Plan Year. The Board shall not amend the Incentive Plan in violation of law or in contravention of Code Section 162(m). The Board may make any amendments to the Incentive Plan required to conform the Incentive Plan to the requirements of Code Section 162(m).

11.          Miscellaneous.

11.1         Nontransferable. No award under the Incentive Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payment for the support of a spouse or former spouse, or for any other relative of a participant, prior to actually being received by the participant or his or her designated beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to an award hereunder shall be void.

11.2         Continued Employment. Neither the adoption of the Incentive Plan, the determination of eligibility to participate in the Incentive Plan, nor the granting of an award under the Incentive Plan shall confer upon any participant any right to continue in the employ of the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or its Affiliates to terminate that employment at any time.

11.3         Governing Law. The Incentive Plan and all determinations under it shall be governed by and construed in accordance with Maryland law.

11.4         Other Plans. Nothing in the Incentive Plan shall be construed as limiting the authority of the Compensation Committee, the Board, the Corporation, or any Affiliate to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or an Affiliate, whether that person is a participant and regardless of how the amount of that compensation or bonus is determined.

11.5         Section 162(m). It is the Corporation’s intention that all payments made under the Incentive Plan to Code Section 162(m) Participants shall constitute, to the greatest extent permitted by applicable law, “qualified performance-based compensation” as that term is defined for purposes of Code Section 162(m). Accordingly, unless the Board determines otherwise, if any provision of the Incentive Plan is found not to be in compliance with Code Section 162(m), that provision shall be deemed amended so that the provision does comply to the extent permitted by law. In every event, the Incentive Plan shall be construed in favor of those payments meeting the “qualified performance-based compensation” exception contained in Code Section 162(m). Notwithstanding anything to the contrary contained herein, the Compensation Committee retains discretion to grant awards hereunder that do not comply with Code Section 162(m).

11.6         Section 409A. It is the Corporation’s intention that in the event Code Section 409A becomes applicable to the Incentive Plan, the Incentive Plan shall be interpreted and administered in such manner as to comply with such provision. In such event, the Board may make, retroactively if necessary, any amendments to the Incentive Plan required to conform the Incentive Plan to the requirements of Code Section 409A.